EXECUTION VERSION

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT, dated as of April 30, 2012 (as amended, supplemented, or otherwise modified and in effect from time to time, this “Agreement”), is between GE CAPITAL TITLE HOLDING CORP., a Delaware corporation (the “Manager”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Servicer”) and GE TF TRUST, a Delaware statutory trust (the “Titling Trust”).

RECITALS:

WHEREAS, the Servicer is currently servicing the assets of the Titling Trust pursuant to the Servicing Agreement (as defined below);

WHEREAS, the Servicer and the Titling Trust desire for the Manager to perform certain managerial and administrative services on behalf of the Titling Trust;

WHEREAS, the Manager is willing to provide such managerial and administrative services; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

1.          Definitions. All capitalized terms used herein but not otherwise defined (including the capitalized terms used in the preamble hereto) shall have the respective meanings assigned to such terms in the Amended and Restated Servicing Agreement, dated as of April 30, 2012, between the Servicer and the Titling Trust (as amended, supplemented or otherwise modified and in effect from time to time, the “Servicing Agreement”).

2.          Services.

In accordance with Section 2.1 of the Servicing Agreement, the Servicer hereby delegates (to the extent of the Servicer’s obligations under the Servicing Agreement) to the Manager the performance of, and the Manager hereby agrees to provide, the following management and administrative services for the Titling Trust:

(a)          designate individuals (who may be officers, employees or directors of the Servicer or the Manager) to serve, from time to time, in the capacity of (or to otherwise perform the function of) principal executive officer, principal financial officer, principal accounting officer, directors, and attorneys-in-fact on behalf of the Titling Trust, (who may be officers, employees or directors of the Servicer or the Manager);

(b)          provide for compliance by the Titling Trust with all applicable laws governing the conduct and activities of the Titling Trust and its qualifications to do business in any jurisdiction;

(c)          the Manager, at the Servicer’s expense, will obtain all material licenses required by the applicable laws of any jurisdiction in which the Manager deems necessary for the conduct of the activities of the Titling Trust in connection with the ownership of the User Leases or the ownership and leasing of the Leased Vehicles, and will make all filings and pay all fees as may be required in connection with such licenses during the term of this Agreement;

(d)          the Manager is authorized and directed, as attorney-in-fact or otherwise, to prepare, execute and deliver, on behalf of the Titling Trust, and the Titling Trust hereby authorizes and directs the Manager to prepare, execute and deliver:

(i)          any applications, instruments and other documents deemed necessary or appropriate in the discretion of the Manager or the Servicer to comply with, and effect the purposes of the Trust Agreement or the Servicing Agreement other than any application, instrument or other document directly related to the servicing of the Trust Assets; and

(ii)         any registration statement to be filed with the United States Securities and Exchange Commission or otherwise, any offering document (whether relating to a public or private offering), any reports or filings by the Titling Trust under the Exchange Act, any financial statements or statistical information for the Titling Trust to be included in any such registration statement, report or offering document; and

(e)          such other services as the Servicer may from time to time designate or the Manager in its discretion may deem incidental to its performance of the foregoing services.

3.          Compensation.

(a)          The Servicer shall pay to the Manager, as compensation for its services hereunder, a fee of $1,000 annually.

(b)          The Servicer shall reimburse the Manager for any reasonable fees and out-of-pocket expenses (including reasonable attorneys’ fees) paid or incurred by the Manager in connection with the Manager’s activities pursuant to this Agreement.

4.          Initial Persons Designated to Perform Certain Functions for the Titling Trust.

The initial individuals designated by the Manager in accordance with Section 2(a) above are set forth on Schedule I hereto.

5.          Term.

This Agreement shall terminate upon the mutual agreement of the parties hereto.

6.          Manager’s and Servicer’s Liability.

The Manager assumes no liability for anything other than to render or stand ready to render the services called for herein and neither the Manager nor any of its members, managers,

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officers, employees, subsidiaries or affiliates shall be responsible for any action of the Servicer, the Titling Trust, or their managers, officers or employees. The Manager shall not be liable for, nor shall it have any obligation with regard to, any of the liabilities, whether direct or indirect, absolute or contingent, of the Servicer, the Titling Trust or their managers, officers or employees. Nothing in this Agreement shall be construed to limit the liability of the Servicer under the Servicing Agreement for any duties delegated hereunder.

7.           Indemnity.

The Servicer shall indemnify the Manager, its members, directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Manager is a party thereto) which any of them may pay or incur arising out of or relating to its performance of (or failure to perform) its obligations set forth in this Agreement.

8.           Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

9.           Amendment; Successors; Counterparts.

(a)          The terms of this Agreement may be waived, altered, modified, amended or supplemented by a written instrument signed by the parties hereto.

(b)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

(c)          This Agreement may be executed in several counterparts, each of which shall be deemed an original hereof.

10.         Captions.

The captions in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Management Services Agreement to be executed as of the day and year first above written.

GE CAPITAL TITLE HOLDING CORP.

By:	/s/ Steven Day
Name:	Steven Day
Title:	President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	Attorney-In-Fact

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GE TF Trust,
by Wilmington Trust Company, as Administrative Trustee and UTI Trustee.

By:	/s/ Christopher M. Cavalli
Name:	Christopher M. Cavalli
Title:	Financial Services Officer

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SCHEDULE I

The following persons are designated to perform the specified functions of the Titling Trust:

Director and Principal Executive Officer of the Titling Trust: Steven Day

Director and Principal Accounting Officer of the Titling Trust: Paul Costa

Director and Principal Financial Officer of the Titling Trust: Peter M. Graham

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